Exhibit 99.1

FOR IMMEDIATE RELEASE
January 26, 2022

FOR ADDITIONAL INFORMATION, PLEASE CONTACT MARK A. GOOCH, PRESIDENT OF COMMUNITY TRUST BANCORP, INC. AT (606) 437-3229

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. ANNOUNCES EXECUTION OF MANAGEMENT SUCCESSION PLAN

Community Trust Bancorp, Inc. (NASDAQ: CTBI), parent company of Community Trust Bank, Inc. and Community Trust and Investment Company, with offices in Kentucky, West Virginia, and Tennessee, today announced that the Board of Directors have unanimously elected M. Lynn Parrish as Chairman of the Board of Community Trust Bancorp, Inc.  In addition, Mark A. Gooch, current President, was elected as CEO and Vice Chairman of Community Trust Bancorp, Inc. and Chairman and CEO of Community Trust Bank, Inc. and Chairman of Community Trust and Investment Company; Richard W. “Rick” Newsom was elected President and member of the Board of Directors of Community Trust Bank, Inc.; David Tackett was elected Executive Vice President of Community Trust Bancorp, Inc. and President of the Eastern Region of Community Trust Bank, Inc.; Wayne Hancock was elected Secretary of Community Trust Bancorp, Inc.; and John “JR” Caldwell was elected Market President of Community Trust Bank, Inc. for Floyd, Johnson, and Knott Counties replacing Mr. Tackett.  All of the above officer elections are effective on February 7, 2022, the date of the retirement of the current Chairman and CEO, Jean R. Hale, as previously announced in July 2021.  These elections are representative of CTBI’s attention to strong succession management.

Mr. M. Lynn Parrish has served as lead independent director of Community Trust Bancorp, Inc. since January 25, 2005 and has been a member of the Board since 1993.  Mr. Parrish is currently serving as Chairman of the Compensation Committee and is a member of the Audit and Asset Quality Committee, Nominating and Corporate Governance Committee, Executive Committee, and Risk and Compliance Committee.  Mr. Parrish is a diversified entrepreneur having co-founded numerous companies involved in mineral development, engineering, software development, technology, and media. Mr. Parrish’s entrepreneur success is evidenced by the co-founding of Coal Mac in 1978, and its sale to a public company in 1989, and Knott Floyd Land Company, which Mr. Parrish served as Chairman and President prior to its acquisition by a private equity fund in 2006.  Mr. Parrish, an active community leader, currently serves on the Boards of the Leadership Institute for School Principals, CEDAR, Inc., and Kentucky Workforce Innovation and the Board of Trustees of the University of Pikeville.  His previous community service included serving as a member of the Boards of the Kentucky Chamber of Commerce and Pikeville Medical Center.

Mr. Gooch was named President of Community Trust Bancorp, Inc. in July 2021 and previously served as President and CEO of CTBI’s primary subsidiary, Community Trust Bank, Inc., since July 1999 and will continue to serve as CEO and Chairman.  Mr. Gooch joined CTBI in 1987 with the first acquisition made by Community Trust Bancorp, Inc. (FKA Pikeville National Bank).  He served as President of that subsidiary until all bank subsidiaries were merged into Community Trust Bank, Inc. in 1997, at which time he came to the corporate offices as Executive Vice President/Operations, then in 1999 was named President and CEO of CTBI’s primary subsidiary, Community Trust Bank, Inc.  Mr. Gooch, an active community leader, serves with many community and state organizations including currently as Chairman of One East Kentucky, a member of the Board of Directors of the Kentucky Chamber of Commerce, a member of the Economic and Industrial Development Board for the City of Pikeville, and a member of the Board of Directors for the Big Sandy Add District.  Mr. Gooch’s 41 years of banking and community experience will serve him well in his new role with CTBI.

Mr. Newsom, with 43 years of banking experience with Community Trust Bank, Inc. previously serving as President of the Eastern Region, Senior Vice President of Corporate Retail Banking, and Vice President of Retail Banking, has risen through the ranks after starting as a Teller and Branch Manager.  Mr. Newsom is very involved within the community serving as an elder for Cornerstone Christian Church and a member of the Board of Directors for City of Pikeville Foundation Board and Pikeville Medical Center Foundation Board.  His community service spans many years and has included past Chairman of the Southeast Kentucky Chamber of Commerce and past President of the Rotary Club.

Mr. Tackett has 35 years of banking experience, the last 30 years with Community Trust.  During his tenure, Mr. Tackett has served as Market President for Floyd, Johnson, and Knott Counties and as a branch manager.  Mr. Tackett is very active in these communities currently serving on the Floyd County Recreation, Tourist, and Convention Commission and as Chairman of the McDowell ARH Advisory Board.  Mr. Tackett is a past Chairman of the Floyd County Chamber of Commerce, past Director of the Big Sandy Region of the American Red Cross, and a past Board member of the Prestonsburg City Commission.

Mr. Hancock is currently an Executive Vice President and corporate counsel for Community Trust Bancorp, Inc. and has been with CTBI for 13 years.  Previously, he was an attorney in private practice for six years and a public defender for two years.

Mr. Caldwell has over 22 years of banking experience with Community Trust Bank, Inc.  He has worked in retail banking in both the branch network and indirect lending.

“We are fortunate as a company to have an outstanding management team and a strong succession management plan to facilitate a smooth leadership transition,” Ms. Hale said.  “Mark and his team are prepared to continue the company’s long history of growth and profitability.”

Community Trust Bancorp, Inc., with assets of $5.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.